Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 5, 2023	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $2.50 PER SHARE SPECIAL CASH DIVIDEND, A $0.35 PER SHARE QUARTERLY DIVIDEND, AND LEADERSHIP APPOINTMENTS

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 4, 2023, the Board authorized a $2.50 per share special cash dividend to be paid to shareholders of record at the close of business on January 12, 2024. The Board also authorized a $0.35 per share quarterly dividend to be paid to shareholders of record at the close of business on January 12, 2024. Both the $2.50 per share special cash dividend and the $0.35 per share quarterly dividend ($2.85 per share in total) are payable on January 26, 2024 and will be paid together.

The Company also announced the following leadership appointments, all effective immediately:

•Lanae R. Lang – Vice President of Sales. Lanae has been employed by Buckle since November 1992 and most recently served as Regional Manager.
•Kari Anne Nickman – Vice President, Assistant General Counsel, and Assistant Corporate Secretary. Kari has been employed by Buckle since July 2011 and most recently served as Assistant General Counsel and Assistant Corporate Secretary.
•Kevin N. Jennings – Vice President of Marketing. Kevin was hired as Vice President of Marketing in November 2023 and brings to Buckle significant digital and marketing experience from a variety of in-house and agency/consulting roles including most recently at Abercrombie & Fitch.

Dennis H. Nelson, President and Chief Executive Officer, commented “Our outstanding and talented teammates are vital to Buckle's ongoing success. I am grateful to each of our 9,000 teammates for their hard work and dedication to providing our guests with the most enjoyable shopping experience possible every single day. Lanae and Kari are both shining examples of that commitment. We appreciate the impact they have made for our guests and teammates during their outstanding careers and look forward to their continuing leadership. I am also excited to welcome Kevin to the team and for the leadership and strategic guidance he will provide for our incredibly talented marketing team."

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 447 retail stores in 42 states, which includes the opening of two new stores last week located in New Orleans, Louisiana and Athens, Georgia.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
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